Exhibit 23.2

                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Securacom, Incorporated

We hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus pertaining to the Warrants to Purchase Common Stock of Securacom, Incorporated and to the incorporation by reference therein of our report dated June 3, 1996, with respect to the financial statements and schedules of Securacom, Incorporated, incorporated by reference in its Prospectus as of December 31, 1995 and for each of the two years then ended, filed with the Securities and Exchange Commission.


AMPER, POLITZINER & MATTIA



October 24, 1997
Edison, New Jersey